Exhibit 10.20

MILLENNIUM ETHANOL L.L.C.

RISK MANAGEMENT AGREEMENT

FOR

GRAIN PROCUREMENT AND BYPRODUCT MARKETING

This document is to define the agreement by which John Stewart & Associates, an Introducing Broker for Iowa Grain Company, will provide risk management services to
MILLENNIUM ETHANOL L.L.C.
 John Stewart and Associates will further be referred to as JS&A.

Risk management within a commodity based business can take as many different forms as there are managements wishing to achieve this task. The design of which is greatly influenced by the degree and type of risk, management is comfortable with and the amount of capital available for risk management at a given time. For this reason the scope of this document will be to define the responsibilities of all parties involved and to a certain degree the approach by which JS&A will attempt to achieve this task.

It is important that it be understood that many of these parameters are in a continual state of change and for this reason while we attempt to be fairly broad in the definition of our responsibilities and approach this document cannot and is not intended to be all inclusive.

JS&A will provide risk management services pertaining to;
Grain Hedging
Grain Pricing Information
Aid in purchase of grain
Assistance in risk management as it pertains to Ethanol, and By-Products

JS&A will work with Millennium Ethanol L.L.C. providing advice regarding the hedging of grains, milling by-product owned or expected to be owned by it and Ethanol, in order to reduce the price risk of such ownership, and provide information related to the hedged position to respond to all management requirements.

JS&A will provide both current and future grain pricing information to Millennium Ethanol L.L.C. JS&A will on an ongoing basis bring recommendations, of trades to be executed, to your designated personnel as to the cash corn and or futures and options positions to be established. Following your approval of and agreement, JS&A will execute the necessary futures and options to the best of our ability. We will continue to advise as to any adjustments that need to be made to this position and execute them following your approval.

JS&A will also be available and provide the necessary counsel to your risk committee and or board as to the rational for the proposed position, its risk parameters and an estimate of the capital required.

JS&A does not view risk management in a processing environment to be a function of picking the highs and lows of individual commodity prices at a given point in time. But rather as an ongoing function comprised of formulating a studied opinion of price based upon historical perspectives of the current Supply and demand factors and then employing that opinion in a system of “Asset Management” based on processing margins and profitability.

Tools employed to accomplish this include but are not limited to our analysis and projection of futures highs and lows, regional grain S/D’s specific to your location, regional basis histories relating back to the S/D’s and the employment of a Risk Management Matrix that enables us to build a history of processing margins for the individual facility, evaluate projected forward margins by individual components: corn, by-products, and ethanol, and also track and evaluate the corn by-product spread. This information is employed to evaluate current margins and develop an opinion as to future margins and when to lock margin in.

The basic tools for risk management are forward cash contracts, buying and selling futures contracts and buying and selling put and call options. All of these can be employed.

To Recap

JS&A will provide consulting and risk management services as it pertains to Grain Hedging, Grain Price Information, and assist in risk management as it pertains to Ethanol and By Products.

In addition JS&A will make available our proprietary resources for price forecasting, regional S/D’s, basis analysis and margin management and analysis.

Additionally, we will instruct all relevant personnel as to its use. Upon your recommendation JS&A will manage the execution of the necessary positions and continually advise Millennium Ethanol L.L.C. management of any necessary adjustments.

It is our understanding that the primary intent of engaging our professional services is for the benefit of the staff and management of Millennium Ethanol L.L.C.

JS&A services commence upon execution of this agreement. In exchange for the above services a fee of $2500.00 per month will be charged beginning when activity dictates but not to precede plant startup more than 90 days. In addition the initial payment will not be due until the plant is in operation. It is also understood that these services are dependant on JS&A being the clearing broker for Millennium Ethanol L.L.C. at a rate of $15.00 per contract plus clearing and exchange fees

This agreement does not preclude or limit JS&A from conducting their normal course of business.

Except as required by any governmental agency, court or tribunal of competent jurisdiction, JS&A will not disclose to any third party or use for any purposes any confidential information or the existence of any business relationship with Millennium Ethanol L.L.C.

This agreement shall remain in effect for one year and continue on a month to month basis thereafter unless either party notifies the other in writing that it wishes to terminate this agreement.

If the terms are in accordance with your understanding and acceptable to you please sign, date, and return the duplicate copy of this letter.

Sincerely,

/s/ Tom Tucker
John Stewart & Associates
Thomas Tucker

Millennium Ethanol L.L.C.

/s/ Steve Domm
By

CEO
Title

4/4/06
Date